Ascent Solar Announces Termination of $32 Million Secured Convertible Debt Agreement
New Common Stock Investment Secured Through Asian Investor

THORNTON, Colo.--(BUSINESS WIRE)-Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer and manufacturer of state-of-the-art, flexible thin-film photovoltaic modules integrated into the company’s EnerPlex™ series of consumer products, announced today the transaction contemplated by the Securities Purchase Agreement announced on July 21, 2014 has been terminated.

A pre-condition to the closure of the transaction was for Ascent to obtain a consent from a third party under an existing financing agreement. This consent could not be obtained on terms that were mutually agreeable to all parties concerned, resulting in the Company and the prospective investors having to terminate the agreement.

Subsequent to the termination of this transaction, Ascent entered into a new Stock Purchase Agreement (SPA) with an Asian-based investor to sell 12 million shares of restricted common stock with no warrants at a fixed price of $0.33 per share for proceeds of $3.96 million in two tranches. This common stock will be restricted for resale until 6 months after the closure of the transaction. The first tranche consisting of 4 million shares has already closed for proceeds of $1.32 million. The second tranche consisting of 8 million shares will close by August 15th, 2014 for additional proceeds of $2.64 million. No placement agent or placement fee is involved in this transaction.

Victor Lee, President and CEO of Ascent Solar said, “We regret that the $32 million financing agreement did not go through as planned. However, the company was able to quickly secure funding with favorable terms from Asia through referral by our single largest shareholder, TFG Radiant Investment Group. It is extremely gratifying to have the support of our largest shareholder, and to know that we have access to their extensive network when needed. While this financing is not as large as the prior proposed transaction, it does provide the necessary capital infusion and foundation for us to raise additional funding to support our rapidly growing sales as was reported in our preliminary Q2 Revenue press release yesterday.”

This press release includes a summary of the general terms of the transaction. The complete terms of the financing have been included in a Form 8-K filed by Ascent Solar with the SEC on July 31, 2014.
About Ascent Solar Technologies, Inc.:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.goenerplex.com or www.ascentsolar.com.

Forward-Looking Statements:

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believe,” “expect,” “intend,” “anticipate,” “plan,” and other words and terms of similar meaning to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the SEC. The Company disclaims any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Ascent Solar Technologies, Inc.
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com
or
Ascent Solar Technologies, Inc.
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com

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